SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1 )(1)
                                            --



                              Method Products Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    591518105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 26, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                    [_]  Rule 13d-1(b)

                                    [X]  Rule 13d-1(c)

                                    [_]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.




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




         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stenton Leigh Business Resources, Inc.

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)  [_]
                                    (b)  [X]

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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER          3,000,000 (includes 3,000,000
SHARES                                            shares underlying immediately
                                                  exercisable warrant)
                  --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER        62,500
OWNED BY          --------------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER     3,000,000 (includes 1,500,000
                                                  shares underlying immediately
REPORTING                                         exercisable warrant)
                  --------------------------------------------------------------
PERSON WITH       8.   SHARED DISPOSITIVE POWER   62,500

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,062,500 (includes 3,000,000 shares underlying immediately exercisable warrant)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

                                    [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    7.22%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                    CO
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Milton Barbarosh

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (a)  [_]
                           (b)  [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
NUMBER OF         5.   SOLE VOTING POWER         62,500
SHARES            --------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER       3,000,000 (includes 3,000,000
                                                 shares underlying immediately
OWNED BY                                         exercisable warrant)
                  --------------------------------------------------------------
EACH              7.   SOLE DISPOSITIVE POWER    62,500
REPORTING         --------------------------------------------------------------
PERSON WITH       8.   SHARED DISPOSITIVE POWER  3,000,000 (includes 3,000,000
                                                 shares underlying immediately
                                                 exercisable warrant)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,062,500 (includes 3,000,000 shares underlying immediately exercisable warrant)

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

                                    [-]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    7.22%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).  Name of Issuer:

    Method Products Corp.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

    2101 NW 33rd Street, Suite 600A
    Pompano Beach, FL 33069
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

    The names of the persons filing this statement are Stenton Leigh Business Resources, Inc. and Milton Barbarosh (collectively the "Filers")
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

    The principal office of the Filers:
    1900 Corporate Blvd., Suite 305 West
    Boca Raton, FL 33431
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

    Stenton Leigh Business Resources, Inc. is a Florida corporation and Milton Barbarosh is a U.S. citizen

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
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Item 2(d).  Title of Class of Securities:

    Common Stock, $.0001 par value
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

    591518105
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Item        3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

    (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
              Act.

    (d) [_] Investment company registered under Section 8 of the Investment Company Act.

    (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership.

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             SEE ITEMS 5-9 AND 11 OF THE COVER SHEET FOR EACH FILER.


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

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Item 5.  Ownership of Five Percent or Less of a Class.

    N/A


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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

    N/A
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Item 7. Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person.

    N/A
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Item 8.  Identification  and  Classification  of Members of the Group.

    N/A
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Item 9.  Notice of Dissolution of Group.

    N/A
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Item 10.  Certifications.

         By signing below each of the reporting persons certifies that, to the best of the person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



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





         SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                            December 18, 2001
                           --------------------------------------------------
                                    (Date)

                            Stenton Leigh Business Resources, Inc.


                            By:  /s/ Linda Coviello
                           --------------------------------------------------
                                    (Signature)


                              Linda Coviello, Corporate Secretary
                           --------------------------------------------------
                                    (Name/Title)

                            /s/ Milton Barbarosh
                           --------------------------------------------------
                              Milton Barbarosh


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).





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


                                    EXHIBIT A

                        Agreement Regarding Joint Filing
                       of Statement on Schedule 13D or 13G


The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under Section 13 (d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Method Products Corp. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint Stenton Leigh Business Resources, Inc. a Florida corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with Section 13 (d) and Section 16 (a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G.

DATED: October           , 2001.
               ----------




                                          Stenton Leigh Business Resources, Inc.



                                          By:
----------------------------------           -----------------------------------
Milton Barbarosh                             Linda Coviello, Corporate Secretary



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